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                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                          TRANSITION SERVICES AGREEMENT

         This Transition Services Agreement (this "Agreement") entered into as of November 29, 2003, is by and between Sears, Roebuck and Co. ("Seller"), a New York corporation, and TBC Corporation ("Buyer"), a Delaware corporation.

                                    RECITALS

         WHEREAS, pursuant to a Stock Purchase Agreement, dated as of September 21, 2003 (the "Stock Purchase Agreement"), by and between Seller and Buyer, Buyer will purchase all of the outstanding shares of common stock of NTW Incorporated (the "Company"), a wholly owned subsidiary of Seller (the "Acquisition");

         WHEREAS, in connection with the Acquisition, Buyer desires to obtain from Seller and certain of its Affiliates certain transition services related to the Business; and

         WHEREAS, it is a condition to the closing of the transactions contemplated by the Stock Purchase Agreement (the "Closing") that Seller and Buyer enter into this Agreement;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

                                   ARTICLE I
                               TRANSITION SERVICES

         1.01 Services to be Provided by Seller. Seller shall provide to the Company transition services in accordance with the terms, limitations and conditions set forth in this Agreement (the "Transition Services"). The Transition Services shall consist of all services listed in Exhibit A. In addition, Buyer may request that Seller provide to the Company other services (the "Other Services") of a type previously furnished by Seller to the Business. Except as set forth in Exhibit A, Seller shall have the right to perform or not perform such Other Services in its sole discretion. The Other Services shall be furnished at a cost consistent with the amount allocated to the Business by Seller for the Other Services immediately prior to the Closing, subject to the terms and conditions of this Agreement.

         1.02 Term. Unless earlier terminated pursuant to the terms of this Agreement, the term of this Agreement shall commence on the date of the Closing and continue thereafter for six (6) months; provided that Buyer may renew the term of this Agreement once for a period of up to three (3) additional months by providing Seller written notice therefor at least thirty (30) days prior to the original expiration date of this Agreement. The date on which this Agreement

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expires or terminates shall be deemed the "Expiration Date". Subject to the terms and conditions of Exhibit A, Buyer shall use reasonable efforts to assume responsibility for such Transition Services as soon as practicable. Except as specified in Exhibit A, no Transition Service shall be provided by Seller more than nine (9) months after the Closing. As Buyer transfers each NTB Store (as defined in the Stock Purchase Agreement) from Seller's point of sale system ("TPOS") to Buyer's systems, Seller shall have no further obligation to provide any Transition Services for that NTB Store that are related to the use of TPOS in the NTB Store (e.g., store Intranet, e-mail and other systems support, store financial reporting, store-based Kansas City commercial credit activity, buying and inventory replenishment, etc.) ("Store Based Transition Services") for that NTB Store, except for reports, file extracts, and the like needed by that NTB Store to complete the conversion to Buyer's systems.

         1.03 Quantity and Nature of Service. Unless otherwise agreed by the parties in writing, Seller shall perform the Transition Services with no less than substantially the same degree of care, timeliness and diligence and using substantially the same business procedures and policies, standards of care and internal controls, including loss prevention controls, consistent with those used by Seller in providing the Transition Services to the Business prior to the Closing. Seller will use commercially reasonable efforts to resolve any material deficiencies in its performance of the Transition Services as to which Seller is notified by Buyer. Except as specified in Exhibit A, the parties do not intend this Agreement to change, in any material respect, the type, quality, timeliness or manner of performance of any Transition Services from those provided by Seller to the Business prior to the Closing. There will be no material change in the scope of the Transition Services without the mutual agreement of the parties and appropriate adjustments to the charges for such Transition Services. Buyer and the Company shall use the Transition Services for substantially the same purposes and in substantially the same manner as the Business used such services prior to the Closing and for no other purposes and in no other manner. Buyer and the Company are not permitted to resell any Transition Service or otherwise use the Transition Services in any way other than in connection with the conduct of the Business by the Company in the ordinary course of Business consistent with past practice.

         1.04 Transitional Nature of Services. The Transition Services are transitional and temporary in nature and will be furnished by Seller solely for the purpose of facilitating the transition of the Business to Buyer during the term of this Agreement. Buyer understands that Seller is not in the business of providing Transition Services to third parties and has no interest in continuing this Agreement beyond the applicable Expiration Date relating to such Transition Services. The applicable Expiration Date relating to any Transition Services will not be extended without the prior written consent of Seller, which consent may be withheld by Seller in its sole and absolute discretion. Any extension of the applicable Expiration Date relating to any Transition Services will include a significant increase in fees and other payments to Seller.

         1.05 Use of Affiliates and Third Parties. Seller will be entitled without notice to Buyer to use affiliates or retain third parties to provide any or all of the Transition Services and Other Services; provided, however, that Seller's use of non-affiliated third parties shall not be materially different from Seller's use of third parties to provide services to the SAC Stores unless such difference results from Seller's inability to obtain, on commercially reasonable terms, the consent of any third party used by Seller to perform services for the Business prior to the Closing

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Date to Seller's use of such third party to perform Transition Services or Other
Services. Such use of affiliates or retention of third parties shall not relieve Seller of any of its obligations under this Agreement.

         1.06 Assets of the Business. During the term of this Agreement and at no charge, Buyer agrees that (i) no assets of the Company that are necessary for Seller to provide the Transition Services or Other Services will be moved, relocated or disabled and (ii) Seller may use, at no charge, all such assets of the Company that are necessary for Seller to provide the Transition Services or Other Services.

         1.07 Review and Confirmation. Subject to resource availability, Seller shall use commercially reasonable efforts to assist Buyer and its representatives in reviewing and confirming the accuracy of disbursements made and information generated by Seller in the performance of the Transition Services and any Other Services. Subject to resource availability, Seller shall also use commercially reasonable efforts to assist Buyer to understand, utilize and further process any information or materials generated by Seller pursuant to this Agreement. Buyer shall reimburse Seller for any costs or expenses incurred by Seller pursuant to this Section to the extent that such costs or expenses are beyond the scope of the Transition Services or Other Services.

         1.08 Compliance with Law. Nothing in this Agreement shall require Seller to violate any federal, state, local or common law or regulation.

         1.09 Virtual Data Room. Seller shall promptly after the Closing Date provide to Buyer CD-ROMs with the contents of the Citigroup virtual data room assembled in connection with the transactions contemplated by the Stock Purchase Agreement.

                                   ARTICLE II
                                FEES AND PAYMENT

         2.01 Fees and Expenses.

                  (a) The fees listed under the "Fees to Seller" sections in Exhibit A for Transition Services relating to Information Systems, Human Resources, Accounts Payable, Accounting and Financial Reporting, and Kansas City Commercial Credit (collectively, the "Core Services") total $5,800,000 on an annual basis, or $483,333 per fiscal month of Seller, or $2,148 for each of the 225 NTB Stores transferred to Buyer at the Closing. Buyer will pay Seller monthly: (i) for the Core Services, a fee equal to $2,148 per month per NTB Store that, on the first day of that fiscal month of Seller, had not been transferred to Buyer's systems and services; (ii) the other fees and amounts specified in Exhibit A; and (iii) any fees associated with the provision of Other Services (collectively, the "Fees"). Except as set forth in Exhibit A, the Fees do not include personnel time, costs or expenses relating to or arising from the actual transition of the Company's operations to Buyer, including conversion of data and information to Buyer's systems, for which Buyer will be obligated to pay Seller if Buyer requests that Seller assist Buyer in such transition.

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                  (b)      In addition to the Fees, Buyer will, subject to the
         limitations hereinafter set forth, reimburse Seller for all out-of-pocket expenses incurred in its performance of the Transition Services and Other Services or, if directed by Seller, pay directly any third parties providing goods or services to or for the benefit of the Company (collectively, the "Expenses"). The obligation of Buyer to reimburse Seller for Expenses is subject to the following limitations:
         (i) Buyer shall be obligated to reimburse Seller only for those Expenses which, in accordance with Seller's policies and practices in effect prior to the Closing, would have been allocated to the Business apart from and in addition to the Fees otherwise allocated to the Business; (ii) with respect to any Expenses in excess of $10,000, Buyer shall be obligated to reimburse Seller only if Seller shall have given to Buyer at least 10 days' advance written notice of Seller's intention to incur such Expense; and (iii) in no event shall Buyer be responsible for reimbursing Seller for any costs incurred by Seller to enable Seller to provide the Transition Services to Buyer without violating any of Seller's agreements with its vendors.

         2.02 Payment. Seller will invoice Buyer for the Fees and Expenses in arrears within six (6) business days after Seller's fiscal month end during which the Fees and Expenses are incurred. Buyer will pay all Fees and Expenses within 48 hours after receipt of Seller's invoice to Buyer. Unless otherwise mutually agreed in writing, all Fees and Expenses will be payable by Buyer through electronic transfer of immediately available funds to a bank account designated by Seller from time to time. Any portion of an amount due to Seller not paid on its respective due date shall bear interest at the rate of 12% per annum from the due date until paid in full. Notwithstanding the foregoing, if the amount due to Seller is disputed by Buyer in good faith and Seller receives prompt written notice of such dispute, late charges shall not begin to accrue until the dispute is settled. In addition to the Fees and Expenses payable by Buyer to Seller under this Agreement, Buyer shall pay any applicable taxes or assessments, including without limitation any sales, use or excise taxes, which may be levied or assessed by any government or other taxing authority in connection with the provision by Seller of the Transition Services or Other Services, or any receipts therefor, other than federal, state or local income taxes (including both regular and alternative minimum taxes) or other federal, state or local taxes based upon Seller's taxable income, alternative taxable income or net income. All amounts due and payable by Buyer under this Agreement shall be paid by Buyer to Seller at the address provided in the invoice, or at such other place as Seller may from time to time designate in a written notice to Buyer.

                                  ARTICLE III
                            LIMITATIONS ON LIABILITY

         3.01 DISCLAIMER. BUYER ACKNOWLEDGES THAT SELLER IS PROVIDING THE TRANSITION SERVICES AND OTHER SERVICES CONTEMPLATED BY THIS AGREEMENT SOLELY AS AN ACCOMMODATION TO THE TRANSITION OF THE COMPANY TO BUYER FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, ALL SERVICES AND GOODS PROVIDED BY SELLER UNDER OR IN CONNECTION WITH THIS AGREEMENT ARE PROVIDED ON AN "AS IS, WHERE IS" BASIS, AND SELLER HEREBY DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS OF ANY NATURE WHATSOEVER WITH

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RESPECT TO BOTH SERVICES AND GOODS, WHETHER STATUTORY, ORAL, WRITTEN, EXPRESS OR
IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

         3.02 LIMITATION OF LIABILITY. SUBJECT TO THE EXCEPTION SET FORTH IN
SECTION 3.03, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, SELLER'S AND ITS AFFILIATES' LIABILITY FOR ALL CLAIMS OF ANY KIND (WHETHER IN CONTRACT, WARRANTY, TORT OR OTHERWISE) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED, IN THE AGGREGATE FOR ALL CLAIMS, $4,000,000. SUBJECT TO THE EXCEPTION SET FORTH IN SECTION 3.03, IN NO EVENT SHALL SELLER OR ITS AFFILIATES BE LIABLE TO BUYER OR COMPANY OR ANY THIRD PARTY FOR ANY LOST PROFITS OR OTHER SIMILAR CONSEQUENTIAL DAMAGES, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSS OF PROFITS OR DATA (PROVIDED THAT SELLER HAS MAINTAINED BACKUP DATA AS REQUIRED BY THE TERMS OF THIS AGREEMENT) OR INTERRUPTION OF BUSINESS, WHETHER SUCH DAMAGES OR LOSSES ARE ALLEGED IN TORT (INCLUDING NEGLIGENCE), CONTRACT OR INDEMNITY, AND EVEN IF SELLER OR ITS AFFILIATES WERE ADVISED OR AWARE OF THE LIKELIHOOD OF SUCH DAMAGES OR LOSSES OCCURRING.

         3.03 EXCEPTION. THE LIMITATIONS OF LIABILITY SET FORTH IN SECTION 3.02 SHALL NOT APPLY IN THE CASE OF ANY WILLFUL MISCONDUCT OR FRAUD BY SELLER.

         3.04 Books and Records.

                  (a) Seller shall keep accurate books and records, consistent with its customary accounting and business practices, which relate directly to the performance of the Transition Services under this Agreement. As part of its performance of services under this Agreement, Seller shall, upon Buyer's request, provide Buyer reasonable supporting documentation of all Seller charges (other than the fees for services described in Section 2.01(a)) for providing services completed and products sold to Buyer.

                  (b) During the period that Seller provides Accounts Payable, Accounting and Financial Reporting transition services ("Accounting Transition Services") for any NTB Store, Seller shall with respect to all the NTB Stores for which Seller then provides Accounting Transition Services as a whole:

                           (i) Perform substantially the same control procedures on the financial transactions and account balances as were performed immediately prior to the Closing.

                           (ii) Exercise substantially the same level of care in performing the control procedures on the financial transactions and account balances as was exercised immediately prior to the Closing.

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                           (iii)    Promptly notify Buyer of any significant
                  change in the control procedures on the financial transactions and account balances, or of any deficiency thereof as to which Seller's manager of the Accounting Transition Services becomes aware.

                           (iv) Provide substantially the same level of service and support to the NTB Stores as was provided immediately prior to the Closing including, without limitation, responding to Buyer's inquiries related to point of sale, financial and analysis.

                           (v) Provide access to Buyer, its consultants, and/or Buyer's outside accounting firm to the underlying records, analyses, account reconciliation and systems data related to the Accounting Transition Services, including, without limitation, the placement of one individual at the Seller's Dallas Processing facility.

         3.05 Mutual Cooperation. Seller and Buyer shall cooperate with each other in connection with the performance of any Transition Service provided under this Agreement, including, without limitation, developing reasonable procedures necessary with respect to information sharing, transfer of data and similar matters. Buyer shall provide Seller with current information concerning its transition plans on a regular basis and Seller shall provide Buyer with such information as is reasonably necessary to assist Buyer with such transition. Buyer shall comply with Seller's security and confidentiality policies and procedures and shall cooperate with Seller in investigating any security or confidentiality breach or alleged security or confidentiality breach related to the Transition Services or Other Services.

         3.06 Confidentiality. The provisions of Section 5.12(b) of the Stock Purchase Agreement are hereby incorporated by reference.

                                   ARTICLE IV
                              DEFAULTS AND REMEDIES

         4.01 Defaults. A party shall be deemed to be in default ("Default") under this Agreement upon the occurrence of any one or more of the following events with respect to it:

                  (a) Failure by such party to make any payment when due under this Agreement if such failure continues for fifteen (15) days after receipt of written notice thereof from the other party; or

                  (b) Failure to perform or observe any obligation or condition of this Agreement to be performed or observed by such party if such failure continues for twenty (20) business days (or such longer period of time as is reasonably necessary to allow such party to so perform or observe such obligation) after receipt of written notice thereof is given by the other party; or

                  (c) The making of any general assignment or arrangement for the benefit of creditors, the filing of a voluntary or involuntary petition in bankruptcy by or against such party under any bankruptcy or insolvency law or similar proceeding (unless, in the

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         case of an involuntary filing against such party, the petition is dismissed within 60 days), the appointment of a trustee or receiver or the commencement of a similar proceeding to take possession of, or the attachment or other judicial seizure of, substantially all of such party's assets, or the taking by such party of any action in furtherance of the foregoing.

         4.02 Remedies. Following the occurrence of a Default by one party, the other party may, at such party's option, terminate or suspend its obligations under this Agreement. Such right of termination or suspension shall be in addition to any other rights or remedies available at law or equity, all of which shall be cumulative.

         4.03 Effect of Termination. Upon total or partial termination of this Agreement pursuant to its terms or otherwise, the following terms shall apply:

                  (a) Except as set forth in this Section 4.03, the rights and obligations of each party under this Agreement shall terminate;

                  (b)      The rights and obligations of the parties under
         Article V (Indemnification) shall survive the termination of this Agreement and shall remain in full force and effect notwithstanding such termination;

                  (c) If any party shall have breached any provision of this Agreement, whether such breach occurred before or after the termination of this Agreement, such party shall remain after such termination fully liable (subject to the limitations set forth in this Agreement) for all losses, liabilities and other expenses suffered or incurred by the other parties as a result of such breach;

                  (d) All amounts due and owing by either party hereunder prior to termination of this Agreement shall be paid promptly;

                  (e) Upon total termination, all licenses granted by Seller under this Agreement will terminate immediately, and Buyer will not have the right to use any software licensed hereunder with any new information systems or services; and

                  (f) Upon total termination, Buyer will within thirty (30) days after termination, cease using and destroy, or at Seller's option and cost, return to Seller, all copies of such software and related documentation provided under this Agreement.

The total or partial termination of this Agreement pursuant to its terms or otherwise shall not affect the rights of the parties under the Stock Purchase Agreement except as set forth in the Stock Purchase Agreement.

                                   ARTICLE V
                                INDEMNIFICATION

         5.01 Indemnification. This Agreement is for the sole and exclusive benefit of the parties, and it shall not be deemed to be for the direct or indirect benefit of either party's customers or any other persons. Each party shall indemnify and hold harmless the other party and the other party's officers, directors, employees and agents against and from any liability,

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loss, damage, cost and expense (including reasonable attorneys' fees and costs of litigation) arising out of or resulting from bodily injury or damage to tangible personal property caused by the willful misconduct or gross negligence of such party in performing its obligations under this Agreement. The indemnification provided for in this Section 5.01 shall survive the termination of this Agreement and the termination of any Transition Service provided pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the employees, officers and directors of, and the consultants retained by, each party to this Agreement shall not have any liability to the other party, or to any Affiliate of the other party, under this Agreement or in connection with the services to be provided under this Agreement.

         5.02 Notification; Control. Procedures for indemnification shall be those set forth in Article IX of the Stock Purchase Agreement.

                                   ARTICLE VI
                               GENERAL PROVISIONS

         6.01 Contact Person. Each of Seller and Buyer shall designate one or more contact person(s) for all matters relating to this Agreement. Seller's point-of-contact person will initially be Jim Bresingham and Buyer's point-of-contact person will initially be Thomas W. Garvey. Changes in either party's point-of-contact person(s) shall be communicated to the other party not less than 10 days prior to the effective date of such change. Seller and Buyer shall cause the contact person at each of Seller and Buyer, as the case may be, to dedicate the necessary time and effort to resolving any issues arising out of the delivery of services under this Agreement.

         6.02 Waiver of Compliance. Any failure of a party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived in writing by the other party to this Agreement, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         6.03 Title to Data. Buyer acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software that is owned or licensed by Seller by reason of the Transition Services provided to Buyer under this Agreement. Except with respect to the Business Records, each party agrees that all records, data, files, input, materials and other information received or computed in connection with the provision of services to such party under this Agreement are property of the other party.

         6.04 Amendment and Assignment. This Agreement may not be amended except by an amendment signed by each party to this Agreement. Buyer's rights and obligations under this Agreement may not be assigned (by operation of law or otherwise) without Seller's express written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to the Company or any other Affiliate of Buyer. No such assignment shall, however, relieve Buyer of responsibility for the performance of its obligations under this Agreement.

         6.05 Notices. Except as otherwise expressly provided in this Agreement, each party shall give the other party no less than 10 Business Days' prior written notice with respect to

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matters that require such party's prior consultation and approval, and neither party shall unreasonably delay required responses. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed as follows:

                  If to Seller: Sears, Roebuck and Co.
                                3333 Beverly Road
                                Hoffman Estates, Illinois 60179
                                Attention: General Counsel
                                Facsimile: (847) 286-2471

                                with a copy to:

                                Mayer, Brown, Rowe & Maw LLP
                                190 South LaSalle Street
                                Chicago, Illinois 60603-3441
                                Attention: John R. Schmidt
                                Facsimile: (312) 701-7711

                  If to Buyer:  TBC Corporation
                                4770 Hickory Hill Road
                                Memphis, Tennessee 38141
                                Attention: President and Chief Executive Officer Facsimile No.: (901) 541-3639

                                with a copy to:

                                Thompson Hine LLP
                                2000 Courthouse Plaza NE
                                Dayton, Ohio 45402
                                Attention: Sharen Swartz Neuhardt
                                Facsimile No.: (937) 443-6635

or such other address as the person to whom notice is to be given has furnished in writing to the other parties. A notice of change in address shall not be deemed to have been given until received by the addressee. The sending party shall have the burden of proving receipt.

         6.06 Interpretation. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Terms defined in the Stock Purchase Agreement and used in this Agreement, but not defined in this Agreement, have the meanings given such terms in the Stock Purchase Agreement. In the event of any conflict or inconsistency between the body of this Agreement and any Exhibit to this Agreement, the body of this Agreement shall take precedence to the extent of such conflict or inconsistency.

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         6.07 No Third Party Rights. Except as provided in Section 5.01, this
Agreement is intended to be solely for the benefit of the parties to this Agreement (or their permitted assignees) and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties to this Agreement (or their permitted assignees).

         6.08 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

         6.09 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

         6.10 Entire Agreement. This Agreement sets forth the entire understanding and agreement between the parties as to the matters covered in this Agreement and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement other than the Stock Purchase Agreement and any other agreements executed in connection with the Stock Purchase Agreement.

         6.11 Force Majeure. Neither party shall be responsible to the other for any delay in or failure of performance of its obligations under this Agreement to the extent such delay or failure is attributable to any cause beyond its reasonable control, including, without limitation, any act of God, fire, terrorism, epidemic, accident, strike or other labor difficulties, war, embargo or other governmental act, or riot. In the event that Seller's ability to perform its obligations under this Agreement is affected by any such cause, Seller shall be obligated to allocate its resources between the Sears Auto Center stores (the "SAC Stores") and the NTB Stores in a manner which treats the NTB Stores no worse than if they were SAC Stores.

         6.12 Fair Construction. This Agreement shall be deemed to be the joint work product of the parties to this Agreement without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

         6.13 No Agency. Except to the extent otherwise expressly provided in this Agreement, nothing in this Agreement creates a relationship of agency, partnership or employer/employee between Seller and Buyer, and it is the intent and desire of the parties that the relationship be, and be construed as, that of independent contracting parties and not as agents, partners, joint venturers or a relationship of employer/employee.

         6.14 Governing Law; Jurisdiction; Waiver of Jury Trial.

                  (a) THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES.

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                  (b)      Each of the parties to this Agreement irrevocably and
         unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or Federal court of the United States of America, in either case sitting in the Borough of Manhattan, New York, New York, and any appellate court to any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York state or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York state or Federal court. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.05. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
         SECTION 6.14(c).

                              * * * * * * * * * * *

         Each of the parties to this Agreement has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above written.

                                  SEARS, ROEBUCK AND CO.

                                  By:/s/W. ANTHONY WILL
                                     -------------------------------------------
                                  Name: W. Anthony Will
                                  Title: Vice President Business
                                         Development

                                  TBC CORPORATION

                                  By:/s/THOMAS W. GARVEY
                                     -------------------------------------------
                                  Name: Thomas W. Garvey
                                  Title: Executive Vice President and
                                         Chief Financial Officer

                                   EXHIBIT A(1)

                               INFORMATION SYSTEMS

1.       DESCRIPTION OF SERVICES

         a.       SYSTEMS INFORMATION (INPUTS).(2)

                  - Daily feeds providing Product Information, UPC codes and key attributes driving point of sale (TPOS) system functionality (CORE).

                  - Pricing Lookup Files, and Quantity on Hand in each NTB Store, and On Order information updated daily, driven through Price Management (PMI).

                  - Buyer will have the ability to adjust FEN/VEN levels for NTB Stores in accordance with past practice, subject to 1(d) of the Supply Chain section of this Exhibit A as regards the corresponding supply ramifications of FEN/VEN adjustments.

                  - Item information / pricing submitted by Buyer, manually entered into RIM and CORE by Seller within four business days after receipt from Buyer.

                  - Seller will correct Seller's manual entry pricing errors within one business day after Buyer informs Seller of the error.

                  - Seller will correct Seller's manual entry errors other than pricing errors within three business days after Buyer informs Seller of the error.

                  - Buyer will not change commissions for any products or equipment offered at NTB stores as of the Closing Date.

                  - Retail Inventory Management (RIM) system providing daily inventory information, On-hand Counts.

-------------------
(1) All services in this Exhibit A shall be subject to the Seller's information technology freeze policy that restricts changes and upgrades to Seller's systems around the end-of-year high season.

Seller shall not be required to provide any data or data feeds with respect to non-NTB Store customer relationships or with respect to customer transactions other than at NTB Stores.

(2) Buyer will be responsible for providing the following in a timely manner:

         -    Item information required for POS including warranties

         -    Pricing information at an item/store level

         -    Commercial customer information needed for lookup

         -    New product commission levels (for Buyer-only products)

         -    Maintaining accuracy of inventory accounts

Then-current Seller record layouts will be used for all exchange of information between Seller and Buyer.

                  - Product Flags, warranty information, State and Local Accounts, Tax Tables and Store Level Configuration Information, distributed from the Command Central Server.

                  - Automotive Catalog Parts and Service Labor item information tied to AAIA vehicle tables updated to stores approximately once each month. (MacDonald / Wrenchhead, Inc.).

                  -    Systems code updates (In-House, Distributed through
                       IBM).

                  - Periodic Systems Maintenance Package(s) (In-House, Distributed through IBM).

                  - At Seller's discretion and at no additional charge to Buyer, Buyer must utilize then current release of any software.

         b.       BUYER ACCESS TO SYSTEMS SUPPORT (REAL TIME).

                  - Commercial Customer Files accessible real time, supporting TPOS processing. (Commercial NAD).

                  - National NAD (Name Address Directory) lookup accessible for all retail customers, if not available (new customer) is produced and held locally, captured at high level and processed to provide national view.

                  - Credit authorization requests processed through Sears Automotive Commercial Credit and 3rd Party Credit (MC, Visa, Discover, AMEX, including NTB Preferred Credit through Citigroup).

                  - Seller will use commercially reasonable efforts to install a test-version of the TPOS System in Buyer's headquarters within four weeks after the Closing Date. Buyer will be responsible for all hardware costs (including maintenance costs) for such system.

                  - Seller will provide to Buyer access (at least equivalent to the level of access provided by Seller to the Business prior to the Closing Date) to an IT project manager (currently, Perry Pitzele) and a CORE administrator.

                  - Temporary shopping passes available when new NTB Preferred Credit is activated.

                  -    Check authorizations and/or requests processed.
                       (Certegy).

         c.       IN-STORE POS SYSTEMS SUPPORT (LOCAL).

                  -    POS selling features supporting core business groups

                       -    Tires & Wheels

                       -    Batteries

                       -    Steering / suspension / shocks / struts

                       -    Brakes

                       -    Over the Counter

                       -    Labor / Related Services

                   -   Reporting

                        -    Inventory

                        -    Sales

                        -    People

                        -    Labor Scheduler Application

                        -    Customer Service

                        -    Jobs in Progress / Completed Jobs Summary

         d.       IN-STORE BUSINESS INTRANET SYSTEMS SUPPORT (WEB).

                  -    News - as provided by Buyer

                  -    Reference Articles - as provided by Buyer

                  -    Action Plans

                  -    Performance Reporting

                  -    Applications

                       - Manpower Planner (Hours Guidelines by week / day and by function)

                       -    HR PRO Transaction Processing Center for Managers

                       -    Store Visits by DM (Recap, Action Planning)

                       -    Training Tracker

                       -    Timecard (non-management) Performance Reviews

                       -    Invalids Reentry

                       -    UPS link for outbound shipments and tracking

                       - POWS system for preparing purchase orders for ordering supplies

                       - Seller will continue to provide both WAN and LAN and all existing communications at no charge to Buyer (other than as set forth in Section 2 below).

                       - Seller will continue to support services for IT Business Support Services as Seller provided such support services prior to the Closing Date.

         e.       E-MAIL SUPPORT (WEB).

                  -    Seller will continue to provide current e-mail system.

         f.       SYSTEMS INFORMATION (OUTPUTS).

                  - Sales transactions produced and transmitted nightly containing customer, vehicle and product/service sales information.

                  - Transactions passed to SPRS (sales performance reporting systems), credit, inventory, general ledger, intranet and CRM

                  - Time and Attendance Hours and Pay Code entries produced weekly and transmitted to PeopleSoft HR processing.

                  - Service Incentive files produced weekly and transmitted to PeopleSoft HR processing.

                  - Customer information passed to NAD to support national access.

         g.       EXTRACTS.

                  - Provide daily un-reconciled SPRS sales and miscellaneous income sales feeds. Buyer will receive the fields as shown in the Definition of System Functions (250) (dated November 20, 2003).

                  - Provide historical SPRS sales and miscellaneous income sales data showing unit and sales data by day going back to January 1, 2002.

                  - Margin data will be provided in SPRS feeds after the Closing and will cover only periods after the Closing Date.

                  - Quantity on Hand, On Order, Stockplan (FEN/VEN/reorder point information) provided by store by item on a daily basis after nightly sales update for that day.

                  - For customer marketing purposes the historical sales transactions identified to a customer will be provided by Seller's Customer Interaction Warehouse (LCI) within five days after the Closing Date.

                  - Item information will be provided in a one-time extract prior to the Closing Date and changes to items will be sent on a daily basis after the Closing Date.

                  - Vendor / trading partner information will be provided in a one-time extract within five days after the Closing Date.

2.       FEES TO SELLER

         - Based upon an annual fee of $4,100,000 (this includes reimbursement to Seller for the cost of leased lines and pro rata portion of license maintenance fees).

         - Buyer must maintain its hardware systems at its own expense (maintenance, replacements, etc.) except for maintenance covered as of the Closing Date by Seller's corporate contracts.

         - Buyer will return to Seller the first 35 M10 servers that Buyer ceases to use for TPOS after NTB Store conversions. Transportation for these items will be arranged and paid for by Seller.

3.       MIGRATION TO BUYER SYSTEM

         - Buyer will appoint a designated support coordinator who will assist in coordinating services/support for Seller.

         - Seller will provide a designated support coordinator who will assist in coordinating service/support to the Buyer on a daily basis during the migration process including coordinating with and having reasonable access to resources in other functional areas at Seller.

         - Buyer will pay Seller $150 per hour for migration-related work and Buyer-requested changes performed by Seller's employees.

              A non-exclusive list of point-of-sale migration-related work to which this bullet applies may include:

                        - Manage the technical development and execution of the extract process.

                        - Create and test programs to perform TPOS extracts to assist Buyer in converting to their point of sale system.

                        - Create and test programs to perform daily extracts, including the running of the special extract programs.

                        - Balancing and other special transition requests, including investigation for answers to Buyer's questions.

                  Seller shall advise Buyer in advance as to whether Seller believes any work to be done by Seller is migration-related work or Buyer-requested changes billable under this bullet.

                  No work performed by Seller prior to the Closing Date shall be billable under this bullet.

         - Buyer will provide a schedule of NTB Store conversions to Seller on or before the Closing Date.

         - Seller shall reasonably cooperate with Buyer in accommodating Buyer's changes to Buyer's store conversion schedule. Buyer acknowledges that changes that do not meet Seller's and Seller's third-party lead times for such changes may result in additional costs or require adjustments to service levels. Promptly after receipt from Buyer of a requested change to Buyer's conversion schedule, Seller shall notify Buyer if and to the extent the requested change may result in additional costs or require service level adjustments. If Buyer nonetheless requires the change, Buyer shall reimburse Seller for Seller's additional costs incurred or accept the service level adjustment, as applicable.

         - On the morning of the day of conversion of each NTB Store, Seller shall provide adjustments to Quantity on Hand for such NTB Store current through the close of business of the previous day in accordance with Seller's batch processing schedule.

         - Seller shall provide Buyer data relating to customer sales / vehicle information as soon as reasonably possible provided Buyer provides Seller access to the systems on which such data resides.

         - Buyer and Seller will work together diligently to address how best to obtain NTB Store inventory data and data relating to customer sales and vehicle information from Seller's systems and provide such data to Buyer for Buyer's NTB Store conversions.

                                 HUMAN RESOURCES

1.       DESCRIPTION OF SERVICES

         a.       PEOPLESOFT (PAYROLL AND OTHER HUMAN RESOURCE) APPLICATIONS
                  SUPPORT.

                  - Business application support for the current version, installation and configuration of the PeopleSoft (payroll and other human resource applications).

                  - Technical systems support for the current versions of hardware, operating system software, including data bases, report generators, networking and all mainframe infrastructure components associated with the PeopleSoft (payroll and other human resource applications) systems.

                  - Receipt, storage and (through PeopleSoft (payroll and other human resource applications)) organization of HR and payroll data transmitted to the computing environment.

                  - Direct access to all PeopleSoft (payroll and other human resource applications) and HR Pro computing environment(s) for NTB through existing network capability including at least 5 user seats providing employee data look up and maintenance capability (consistent with current capabilities).

                  - Access to report generation capabilities utilizing existing standard HR reports (consistent with current capabilities).

         b.       PAYROLL.(3)

                  - Process regular payroll and bonus payments to Company employees.

                  - Perform all U.S. payroll and employee withholding tax remittances to local, state, and federal agencies and filing of all corresponding tax returns with respect to employee withholding and payroll taxes.

                  - Maintain direct deposits, pay card, and take any voluntary deductions that are elected by the Company employees after the Closing Date for programs offered by the Buyer through the Company (such as for tools and United Way) that are not benefit related for Company employees.

-------------------------
(3) Buyer will be responsible for timely providing the following on an ongoing basis:

     - Ensure that all HR and benefits data is entered into the appropriate HR System (e.g. PeopleSoft) in accordance with the current existing schedule;

     -    Ensure integrity and timeliness of time data submitted to Payroll;

     - Submit time and attendance data via TPOS or other file transfer protocol or approved hardcopy timesheet form;

     - Maintain employee names, addresses and social security/national ID numbers on HR system;

     -    Request "on demand" checks only when needed; and

     - Provide necessary data for inclusion on W-2s by dates determined by Seller.

                  - Issue termination payments, consistent with current practices and in accordance with established federal and state regulations via "on demand" checks for Company employees.

                  - Provide reporting to governmental and/or other regulatory agencies as currently being performed with respect to Company employees, excluding 5500 filings.

                  - Process stop payment orders and Automatic Clearing House reversals with appropriate bank confirmation and check reissue, where applicable, for Company employees.

                  - Process garnishments, deductions and remittances to third parties with respect to Company employees.

                  - Handle payroll tax inquiries from Company employees and taxing agencies. ADP handles inquiries from taxing agencies.

                  -    Process payroll tax filings via 3rd party vendor - ADP.

                  -    Process unemployment claims via 3rd party vendor - UC
                       Express.

                  -    Handle employment verification via third party vendor -
                       TALX.

                  - Handle employee inquiries for payroll and HR related questions, excluding benefits questions.

                  - Maintain reverse positive pay for checking account and reconcile the ACH accounts.

                  -    Manage governmental audits of employee personnel data.

                  - Seller will be responsible for maintaining and adequately funding payroll bank accounts from which payroll and tax expenses will be drawn, it being understood that on the date such payroll and tax expenses are incurred, Buyer shall reimburse Seller for all such expenses, provided that Seller shall have provided Buyer with at least 48 hours notice of the amount of such expenses together with any required wiring instructions.

                  - As to any NTB Store which is transferred from TPOS to Buyer's systems on a date other than at the end of a pay period, Seller will provide Buyer with Seller's "benefit/vacation rate" for hourly associates at such NTB Store, current as of the Saturday preceding the date of the transfer of such NTB Store to Buyer's systems, for the purpose of putting that rate into effect for any hourly associate who would be adversely affected by the loss of the ability to calculate variable pay for such pay period. Seller will also work with Buyer to establish any other procedures that may be necessary to capture accurate payroll information for such pay period for employees at such NTB Stores.

         c.       OTHER TERMS.

                  -    Buyer will use Company's FEIN.

                  - Seller, on behalf of Company, shall provide each of the Business Employees who are transferred to the Company with two calendar year 2003 Form W-2, Wage and Tax Statements setting forth the wages paid and Taxes withheld with respect to the Business Employees for such year by Seller and the Company as predecessor and successor employers, respectively, postmarked on or before January 31, 2004. Seller agrees to use its best efforts to file all returns in the manner provided by Revenue Procedure 96-60 Section 4, 1996-2 C.B. 399. Seller agrees (pursuant to Section 3504 of the Code and Revenue Procedure 70-6, 1970-1 C.B. 420) to act as agent on behalf of the Company (on such terms and conditions as the parties mutually agree) with respect to its obligation to file calendar year 2003 Forms W-2 and to file all necessary tax forms and make all necessary payments with respect to all payroll payable for the remaining period in calendar year 2003 and for any additional period set forth in this Agreement. At least 10 days in advance of the due date for any payments described herein, Buyer shall pay such amount to Seller.

                   - For the sake of clarity, for all purposes of this Agreement, including without limitation, those of the preceding bullet point, Seller will not be required to advance or pay from its own funds (i.e., funds not advanced to it by Buyer) any taxes of Buyer, including any employment or payroll taxes.

                   - Buyer will solicit, and Seller will process, new W-4's and I-9's for each Business Employee.

                   - Seller shall provide the Company with all necessary wage history and documentation required to execute all necessary filings with the appropriate state agencies that allow a transfer to the Company of all state unemployment tax and worker's compensation experience and associated reserves attributable to the Business and Business Employees, as a predecessor employer, provided Buyer shall reimburse and hold Seller harmless for costs payable to or charges assessed against Seller's account with the State of Georgia relating to any Business Employee terminated on or after the Closing Date in an amount up to and including the amount of reserve so transferred in that state. Notwithstanding the foregoing, if Seller determines in its sole discretion that compliance with this paragraph would create an unacceptable detriment of any kind to Seller for which Seller would not be indemnified by Buyer, then Seller may treat this paragraph as inapplicable.

                   - Buyer shall engage PricewaterhouseCoopers to make appropriate filings for any State or jurisdiction associated with the transfer to Company of any unemployment or worker's compensation experience ratings and associated reserves, and Seller shall not be responsible for any filing fees related thereto.

                   - Seller shall provide Buyer with personnel, payroll history data and documentation (electronic and paper based) maintained by Seller in order to facilitate the migration of payroll processing to the Buyer's payroll system.

                   - Seller will assist Buyer in the development of the PeopleSoft to ABRA data interface by providing Seller-specific PeopleSoft expertise. Buyer will be responsible for designing, coding and implementing the ABRA data interface.

                   - Seller will provide Buyer all payroll and HR data currently maintained in Seller's PeopleSoft system and related tables. Seller will provide an explanation to Buyer regarding how Seller uses each field. Frequency and degree of data detail to be determined as requirements are finalized.

                   - Seller will provide reasonable levels of access to functional experts to serve as liaison with Buyer in the HR, Payroll and risk management areas in order facilitate the smooth transition of these functions through the applicable Expiration Dates.

                   - If and during such period it is necessary for Seller to maintain medical and dental coverage for Business Employees through Seller's plans after the Closing Date, Seller will provide a report of premium due from Buyer and will remit premiums to carriers through Seller's benefits administrator, Hewitt Associates LLC. Buyer will assume cost of related administrative expenses, if any.

                   - Seller will administer tuition reimbursement through ADP for claims in process prior to the Closing Date. Buyer will assume the cost of tuition reimbursements paid after the Closing Date.

                   - Promptly after the Closing, Seller will provide Buyer a copy of the reduction in force calculation formulas and methodology that Seller used to do its 2002 end-of-year reductions in force at the NTB Stores, and Seller will be available to answer questions that Buyer may have regarding Seller's 2002 end-of-year reduction-in-force formulas and/or methodology.

2.       FEES TO SELLER

         -    Based upon an annual fee of $500,000.

3.       MIGRATION SERVICES

         Seller shall provide additional data as reasonably requested by Buyer to accommodate Buyer's benefit provider needs (401k, Life, Disability, FSA etc.) at a rate of $150 per hour for associated hours of work incurred.

              - A non-exclusive list of HR-related migration activities to which this bullet applies may include:

                   - Assist in the technical development and execution of the human-resources migration process

                   - Map data from Seller's PeopleSoft to the Buyer to ensure all datastreams to be migrated are identified and accounted for

                   - Create and test programs to perform the actual migration, including automatic termination and re-hiring of associates, changes in benefits, changes in store status, and transmittal of all historical data to Buyer

                   - Configure payroll for Company and test the payroll process

                   - Develop necessary interfaces between NTB Store and Buyer systems so that ongoing information is properly transmitted/shared during the migration period

                  The estimated charge for the foregoing HR-related migration activities (i.e., the foregoing five subbullets) is currently $165,000.

              Seller shall advise Buyer in advance as to whether Seller believes any work to be done by Seller is migration-related work or Buyer-requested changes billable under this bullet.

              No work performed by Seller prior to the Closing Date shall be billable under this bullet.

4.       EMPLOYMENT POLICIES

         - Buyer agrees to adopt Seller's new employment policies as they are implemented. If Buyer fails to do so, Seller may suspend any or all affected Transition Services described in this Human Resources Section as of the date on which Buyer's and Seller's employment policies diverge.

              ACCOUNTS PAYABLE, ACCOUNTING AND FINANCIAL REPORTING

1.       DESCRIPTION OF SERVICES

         a.       DISBURSEMENTS.

                  -     Process accounts payable.

                  - Match merchandise receipt to invoice consistent with current Seller practices.

                  -     Approve invoices per current Seller approval principles.

                  -     Pay vendors.

                  -     Correspond with vendors.

                  - Maintain accounts payable within 3 business days after applicable CORE vendor tables are updated.

                  -     Retain records.

                  -     Process other disbursements.

                  -     Pay approved disbursements.

                  -     Process travel and entertainment.

                  -     Prepare 1099s.

                  - Add restrictions on use of purchasing cards used at NTB Stores per Seller's instructions.

                  - Buyer will be responsible for obtaining purchasing cards in Buyer's name as of the conversion cut-over date for the applicable NTB Store; Seller will discontinue the current purchasing card in Seller's name as of that conversion cut-over date.

                  - Buyer will be responsible for purchasing and maintenance of equipment, excluding supplies for distribution to customers governed by the Buying section of this Exhibit A.

                  - On each Tuesday prior to the Expiration Date (and on the Tuesday following the Expiration Date), Seller shall issue a statement to Buyer setting forth the difference between the NTB Stores' aggregate net daily sales collected by Seller during the week ending on the previous Saturday minus the NTB Stores' aggregate merchandise purchased by Seller during such previous week (such difference, the "Weekly Settlement Amount"). Within 48 hours after Buyer's receipt of Seller's statement, Seller will pay to Buyer any positive Weekly Settlement Amount, and Buyer will pay to Seller the amount, if any, by which the Weekly Settlement Amount is less than zero. Unless otherwise mutually agreed in writing, all amounts under this bullet will be payable through electronic transfer of immediately available funds to a bank account designated by the recipient from time to time. Any portion of an amount due to a party and not paid on its respective due date shall bear interest at the rate of 12% per annum from the due date until paid in full. Notwithstanding the foregoing, if an amount due to Seller is disputed by Buyer in good faith and Seller receives prompt written notice of such dispute, late charges shall not begin to accrue until the dispute is settled.

                  - Any other amounts payable by Buyer to Seller and not covered by Section 2.01 of the Agreement or by the previous bullet (e.g., operating expenses and real estate expenses for the NTB Stores paid by Seller) adjusted for any amounts then discovered that were not included in the applicable Weekly Settlement Amounts due to late recording or other omission shall be invoiced by Seller to Buyer within six (6) business days after the end of each Seller's fiscal month during which such amounts are incurred or discovered. Buyer will pay such amounts within 48 hours after receipt of Seller's invoice. Unless otherwise mutually agreed in writing, all amounts payable under this bullet will be payable by Buyer through electronic transfer of immediately available funds to a bank account designated by Seller from time to time. Any portion of an amount due to Seller not paid on its respective due date shall bear interest at the rate of 12% per annum from the due date until paid in full. Notwithstanding the foregoing, if the amount due to Seller is disputed by Buyer in good faith and Seller receives prompt written notice of such dispute, late charges shall not begin to accrue until the dispute is settled.

                  - Settlement under this Section 1(a) excludes Kansas City commercial credit account activity.

         b.       GENERAL LEDGER.

                  -     Process journal entries.

                  - Use reasonable efforts to maintain integrity of balances.

                  - Monthly reconciliation of balance sheet accounts where account data is provided according to Seller's formats and processes.

                  - Maintain general ledger and supporting records as necessary.

                  - On December 1, 2003, provide one-time feed of fixed asset records for NTB Stores by category, by month and by year.

                  -     Provide daily non-detailed general ledger feed.

                  - General ledger monthly summary (accumulation of daily feeds above).

                  - Provide conversion methodology from 4-4-5 accounting cycle to calendar month accounting cycle. Buyer will be responsible for validation and use of the methodology.

         c.       REPORTING.

                  - On or before December 15, Seller shall provide a summarized balance sheet as of the Closing Date and year-to-date summarized income statements for Seller's fiscal year 2003 through Seller's fiscal month ending on the Closing Date, consistent with the line items included in the interim Financial Statements (including any applicable documentation), except that the balance sheet line items will include only applicable general ledger line items after Closing.

                  - On or before December 19, 2003, Seller will provide to Buyer individual store and support unit P&Ls for each Seller fiscal month for Seller fiscal years 2002 and 2003 (through Seller's fiscal month ending on the Closing Date) maintained in accordance with Seller's standard practices.

                  - On or before December 31, 2003, Seller will provide to Buyer a November 2003 year-to-date summarized cash flow statement (through Seller's fiscal month ending on the Closing Date) consistent with the summarized balance sheet and summarized income statement provided in the first bullet of this Section 1(c).

                  - Seller will provide to Buyer on Seller's standard batch processing schedule daily trial balance and daily transaction files for NTB Stores for which Seller provides Store Based Transition Services.

                  - Entries received from the Buyer by the third business day after the end of the Seller's fiscal month will be posted by the Seller and be included in the summary level trial balance the Seller will provide to the Buyer by the sixth business day after each Seller's fiscal month end; provided, however, for Seller's December 2003 fiscal month, the Buyer will provide to the Seller the summary trial balance on or before January 15, 2004. This summary trial balance will be part of the daily transmission the Buyer receives from the Seller. The file format for these entries will be provided to the Buyer by the Seller.

                  - Maintain an Essbase reporting database (ULDB) which warehouses financial information.

                  - Provide data extracts from the ULDB as reasonably requested by Buyer in accordance with past Seller practices.

         d.       CASH MANAGEMENT.

                  - Seller will continue to provide cash management services consistent with its current practices with respect to the Business.

                  - Buyer will be responsible for payment of armored car, banking and other services.

                  - Banking fees will be $71.96 per NTB Store per month plus a returned check cost of $2.24 per returned check.

         e.       REAL ESTATE.

                  - Management of lease payments and real estate expenses for leased real estate.

                  - Buyer will be responsible for lease interpretation, including as it relates to lease payment and real estate expenses.

                  - Buyer will be responsible for post Closing activity, including all real estate correspondence.

         f.       OTHER TERMS.

                  - All Transition Services to be based on Seller's fiscal periods (currently 4-4-5).

                  - Seller does not and will not provide tax, legal or accounting advice.

                  - Seller's single point of contact for accounts payable related issues will be Katherine Hon (or her Seller-designated replacement or successor).

                  - Seller's single point of contact for accounting related issues will be Nicky Roney (or her Seller-designated replacement or successor).

                  - Seller will provide a reasonable portion of the time (at least equivalent to the portion of time provided by Seller to the Business prior to the Closing Date) of a senior level support person agreed to by both parties to support detailed account analysis, and audit exceptions.

                  - Buyer has the right to visit the accounting facilities from which the Services in this Section are provided (i.e., Dallas) to perform procedure audits, sampling of data and to review account reconciliations provided that Buyer provides reasonable advance written notice of such audits, that such audits do not interfere with Seller's business operations and that Seller agrees in writing to be bound by Seller's security and confidentiality requirements. Buyer shall not have access to any information of Seller's or any third party's businesses.

                  - Buyer shall provide assistance at the level previously provided by NTB Stores, Commercial Account Managers and District Managers to support Seller's audit activity for periods prior to the Closing Date.

                  - Seller shall prepare and file or cause to be filed sales tax returns and shall remit or cause to be remitted sales taxes relating to the NTB Stores for all fiscal periods ending on or before the Closing Date. Sales tax return reporting periods relating to the NTB Stores for periods ending on or prior to the Closing Date are consistent with the Seller's fiscal month. Buyer shall provide necessary assistance as reasonably requested by Seller to enable Seller to file such sales tax returns in a timely manner, including causing such returns to be duly executed by an officer of the Company and returned to Seller within 48 hours of receipt by Buyer from Seller. Seller will not file sales tax returns or remit sales taxes for NTB Stores for periods ending after the Closing Date, but will provide necessary information reasonably requested by Buyer in order for Buyer to do so.

                  - Seller shall perform Transition Services under this Accounts Payable, Accounting and Financial Reporting
                        Section in accordance with Section 3.04(b).

                  - Seller shall provide a certification in the form set forth below within thirty (30) days following each fiscal quarter of the Buyer with respect to Buyer's immediately preceding fiscal quarter during which Seller provided Accounts Payable, Accounting and Financial Reporting transition services ("Accounting Transition Services") to the NTB Stores.

                        Seller shall certify that with respect to the Accounting Transition Services provided to the NTB Stores as a whole during such fiscal quarter:

                        1. Seller has performed substantially the same control procedures on the financial transactions and account balances as were performed immediately prior to the Closing.

                        2. Seller has exercised substantially the same level of care in performing the control procedures on the financial transactions and account balances as was exercised immediately prior to the Closing.

                        3. Seller has promptly notified Buyer of any significant change in the control procedure on the financial transactions and account balances or of any deficiency thereof as to which Seller's manager of the Accounting Transition Services becomes aware.

2.       FEES TO SELLER

         -    Based upon an annual fee of $700,000.

                          KANSAS CITY COMMERCIAL CREDIT

1.       DESCRIPTION OF SERVICES

         Initial Account Load

              - NTB-only accounts will be set up in "VIP" status, which will allow all transactions to bypass the transaction authorization process. Buyer will be responsible for monitoring accounts and providing timely e-mail to Seller for NTB-only accounts to be placed on credit hold.

              - NTB-only accounts will use current customer data including credit limit.

              - Sales authorization for joint accounts will be based upon Seller-only data as contained in Seller's Infinium system.

         Account Maintenance

              - Maintain commercial credit customer accounts receivable accounts on Infinium-based receivable accounts receivable system

                        - Seller will provide a daily feed of detail sales transactions for direct automated input by the Buyer into the Buyer's JDE accounts receivable subsidiary records system.

                        - Buyer will issue monthly statements to NTB Store commercial credit customers. Seller will issue statements to NTB Store commercial credit customers for open receivables accruing prior to the Closing Date.

              - Provide customer and store assistance in accordance with past practices

              - Buyer will advise Seller of new accounts for new commercial credit customers to be set up as follows:

                   - Via e-mail from Buyer to Seller received prior to noon Eastern time

                   -    Buyer's e-mail shall contain:

                        -    Customer name

                        -    Full address

                        -    Phone number

                        -    Fax number

                        -    Message box

                        -    Class code

                        -    Price code

                        -    Tax exemption status

                        -    Required information, and

                        -    Credit limit ("$0" if cash-only customer)

              - Seller shall use commercially reasonable efforts to set up new NTB accounts for Buyer in Seller's Infinium and NAD systems by the end of day if Buyer has provided the foregoing information prior to noon Eastern time.

              - New NTB-only accounts will be set up in "VIP" status, which will allow all transactions to bypass the transaction authorization process. Buyer will be responsible for monitoring accounts and providing timely e-mail to Seller for NTB-only accounts to be placed on credit hold.

              - Buyer will e-mail new accounts list to its NTB Commercial Account Managers ("CAMs").

              - Buyer will advise Seller of accounts requested to be placed on credit hold or taken off hold via:

                   - Credit limit increases and decreases e-mail sent out by noon Eastern time, and

                   -    Regularly scheduled twice monthly e-mail
                   (E-mails will be sent to Anita Fanska)

              - Buyer will provide the following information in its e-mail to Seller requesting an account be placed on hold:

                   -    The account number for the account in Seller's system

                   -    Customer name, and

                   -    Maintenance needed

              - Credit Holds on joint accounts are subject to Seller's approval.

              - Seller will turn off "VIP" status in Seller's Infinium systems for accounts that are put on credit hold, pull the account number in Seller's NAD system, and place a note indicating "Hold/Cash Required" in NAD.

              - Buyer will handle all aspects of store chargebacks, including e-mails to stores, accounting entries, and entry to Buyer's accounts receivable subsidiary records.

              -    Seller will provide invoice reprints to Buyer:

                             a. for National Accounts in accordance with past practices, and

                             b.   for special requests as e-mailed in subsection
                                  (c) below

                             Request format will be an e-mail containing the following information:

                                    (1)     Customer name,

                                    (2)     Invoice date,

                                    (3)     Invoice #, and

                                    (4)     Invoice amount,

                             c. Buyer will e-mail the reprint request to Seller by noon Eastern time for reprints and Seller will use commercially reasonable efforts to overnight those requested to Buyer that business day.

         Reciprocity of Payments

              - Each of Seller and Buyer will handle payments erroneously received by such party that should have been directed to the other party in the following manner:

              - The party receiving erroneous payments will provide details to the other party on every Monday for the previous week via e-mail with an attachment containing the customer name, account number, and overpayment amount, followed by overnighting of copies of the respective remittance advice detailing the overpayment.

              - In addition the foregoing details will be provided for the partial week up to two business days before the 25th statement cut-off date.

              - A check payment will be made to other party weekly based upon the overpayment total from the detailed schedule.

         Buyer Responsibilities

            - Buyer will handle all accounting entries, except for initial posting of credit sale through the point of sale entry, which will post to the NTB General Ledger maintained by Seller along with the entire TPOS feed.

            - Buyer will prepare monthly reconciliation of the accounts receivable subsidiary records to Buyer's general ledger balance.

            - Buyer will instruct CAMs how to handle pricing and taxability of the customer issues.

            - Buyer will provide to Seller a monthly (on a Seller's 4-4-5 basis) file of payments received by Buyer and adjustments made by Buyer.

         Provision of Account Information

            Seller will, on the Closing Date:

            - Provide a list dating back to January 1, 2002 of the following information for all commercial credit customer accounts containing only NTB transactions:

                 (1)   Name

                 (2)   Address

                 (3)   City

                 (4)   State

                 (5)   Zip

                 (6)   Current Account Balance

                 (7)   Highest Monthly Balance since 1/1/2002

                 (8)   Current Credit Limit

                 (9)   Last date paid and amount

                 (10)  If customer has been placed on hold

                 (11)  Current Receivable aging summary balance by customer

                 (12)  Date of first sale

                 (13)  Old STG Commercial Credit Account number

                 (14)  Account requirements

                 (15)  Account Type

                 (16)  Tax status

                 (17)  Class Code

                 (18)  Parts Price Code

                 (19)  Labor Price Code

            - Provide a list dating back to January 1, 2002 of the following information for all commercial credit customer accounts containing both SAC and NTB transactions:

                 (1)   Name

                 (2)   Address

                 (3)   City

                 (4)   State

                 (5)   Zip

                 (6)   N/A

                 (7)   N/A

                 (8)   Current Credit Limit

                 (9)   Last date paid and amount

                 (10)  If customer has been placed on hold

                 (11)  N/A

                 (12)  Date of first sale

                 (13)  Old STG Commercial Credit Account number

                 (14)  Account requirements

                 (15)  Account Type

                 (16)  Tax status

                 (17)  Class Code

                 (18)  Parts Price Code

                 (19)  Labor Price Code

         Buyer Setup

            - Buyer will provide at no charge any data entry required to set up new Accounts Receivable customers on Buyer's system.

            - Buyer will set up accounts in Buyer's accounts receivable system based on information provided by Seller, as soon as that can be provided.

            - Buyer will make credit determinations for new NTB commercial credit customers after the Closing Date and will provide necessary information for Seller to update its systems used to support those customers.

         Customer Communications

            - Seller will advise NTB commercial credit customers of the change in ownership via mail.

            - After the Closing Date, Buyer will advise NTB commercial credit customers of change in ownership via mail, which notice shall include Buyer's lockbox address for payments and request for a new credit application.

            - After the Closing Date, Buyer will attempt to contact larger accounts by phone, balance of accounts to be contacted via statements and letters.

2.       FEES TO SELLER

            -    Based upon an annual fee of $500,000.

                                     BUYING

1.       DEFINITIONS

         The following terms when used in this "Buying" Section and in the "Supply Chain" Section below shall have the following meanings.

         "Buyer Tires" means Goodyear Fulda brand tires.

         "Discontinued Products and Services" means products, equipment and/or services provided by American Racing, Lakin General, Lakin East/West, Hennesey, Hunter Engineering, Cintas, and SPX/Northwest.

         "Excluded Products" means products and/or equipment provided by Treadways Corporation (Sumitomo), Johnson Controls (including all related signing and promotional materials), Yuasa, ZhongNan Aluminum
         (PBL), Thule, American Manufacturing Group, Dayco, and Igloo Products.

         "NTB Exclusive Tires" means Superguard LE 40, American Classic AP, and General Ameri A/S tires.

         "Seller Distributed Standard Products" means Standard Products that as of the Closing Date were stocked at or cross-docked through the TDCs and not shipped directly to NTB Stores from the applicable vendors.

         "Seller Tires" means tires that are Seller Distributed Standard Products, and expressly excludes Buyer Tires.

         "SLS" means Seller's wholly-owned subsidiary, Sears Logistics Services, Inc.

         "Standard Products" means tire, under-car, and over-the-counter products and equipment, other than Discontinued Products and Services and Excluded Products, being offered or in inventory at NTB Stores as of the Closing Date.

         "TDC" means a Seller tire distribution center.

2.       DESCRIPTION OF SERVICES

         a. Administration of the acquisition, based on product forecasts to be provided by Buyer, of Buyer Tires and Standard Products. If Seller decides to discontinue offering any Standard Product at SAC, Seller shall provide at least 60 days prior notice of such discontinuance to Buyer, and Seller will no longer be responsible to acquire such discontinued Standard Product for Buyer subsequent to the discontinuation date. In such event, Buyer will have the right to add a substitute product (on a SKU for SKU basis), which shall become a Standard Product available to Buyer through Seller's distribution system.

         b. Seller shall sell Standard Products and Buyer Tires to Buyer under this Agreement at Seller's average weighted cost for such Standard Products or Buyer Tires. As used herein, "average weighted cost" means the average cost paid by Seller for the Standard Product or Buyer Tire, excluding any distribution costs.

         c. Except as otherwise provided in Section 2(a) above, products added after the Closing Date by Seller to its distribution system may be added to the Standard Products covered by this
                  Section 2 at Seller's sole discretion.

         d. Per-store order volumes of Seller private label and co-branded SKUs on a per SKU basis will not exceed historical order volumes plus 10%.

         e. Seller will not ship any Buyer Tires to anyone other than Buyer's authorized locations or other destination of Buyer. Buyer must take receipt of all Buyer Tires ordered into Seller's TDCs. Seller will also advise Buyer weekly as to the number of Buyer Tires in inventory in the TDCs.

         f. Products governed by the Transition Services provided by Seller to Buyer under this Section 2 are provided solely for the purpose of transition of NTB Stores.

         g. Seller will not provide buying or other assistance with Discontinued Products and Services. However, Discontinued Products and Services may be included in the inventory transferred to Buyer on the Closing Date, and Buyer may stock Discontinued Products and Services in NTB Stores after the Closing Date.

         h. Notwithstanding anything to the contrary in the Stock Purchase Agreement, the Contribution and Assumption Agreement, or any other agreement between the parties, the Excluded Products shall not be included in the inventory transferred to Buyer on the Closing Date and shall not be included on the Closing Balance Sheet. Seller shall retain ownership of all Excluded Products after the Closing Date. Buyer shall not advertise, sell, or offer to sell any Excluded Products that were located at NTB Stores on the Closing Date and shall, promptly after the Closing, prepare such Excluded Products for pick up by Seller (up to and including loading such product onto Seller's trucks). Seller shall pay Buyer a one-time fee of $90,000 for all NTB Stores for pickup preparation work to cover Buyer's out-of-pocket expense therefor, subject to written confirmation of Buyer's payment of such amount.

         i. Seller will produce itineraries as needed to support efficient and timely pick-up of all Excluded Products (other than Johnson Controls and Yuasa products) from Buyer's stores. These itineraries and schedules will be provided to Buyer no later than the Closing Date, with no pick-up scheduled prior to December 4, 2003. Provided Buyer complies with Seller's such itineraries and schedules, within fifteen (15) days following the Closing Date, Seller shall, at Seller's expense, pick up all Excluded Products (other than Johnson Controls and Yuasa products) located at NTB Stores on the Closing Date.

         j.       With respect to Johnson Controls and Yuasa products:

                  (1) Buyer will have all NTB Stores prepared for Seller's pick up of Johnson Controls and Yuasa products by December 8, 2003.

                  (2) Seller will provide Buyer by December 5, 2003, a detailed written schedule of pick up dates by NTB Store.

                  (3) Buyer will identify seventeen (17) NTB Stores in its schedule described in Section 2(j)(2) above as priority NTB Stores.

                  (4) Beginning on December 8, 2003, Seller's carriers will begin to pick up Johnson Controls and Yuasa products from NTB Stores. Seller will pick up Johnson Controls and Yuasa products on December 8, 2003 at the seventeen (17) NTB Stores identified as priority NTB Stores as set forth in Section 2(j)(3) above.

                  (5) Seller will use commercially reasonable efforts to pick up the majority of the Johnson Controls and Yuasa products by December 12, 2003; provided, however, that all Johnson Controls and Yuasa products will be picked up by December 20, 2003.

                  (6) Seller will cause the pick-up carrier to have appropriate loading equipment on the trucks used for pick up.

         k. If Buyer or Seller fails to meet its schedule for performance with respect to an NTB Store, the party failing to meet its performance shall pay the other party $550 per failure, provided that the first 10 failures shall not be charged.

         l. During the period from the Closing through acceptance by Seller's carrier, Buyer shall bear the risk of loss for Excluded Products located at NTB Stores on the Closing Date, subject to the dispute resolution procedures under Section 2.4(c) of the Stock Purchase Agreement.

         m. Within thirty (30) days after the Expiration Date, Seller will pay to Buyer a subsidy equal to $6.42 for each Seller Tire shipped to Buyer through Seller TDCs under this Agreement (except for tires shipped to Buyer in error and subsequently returned) less $6.42 per Seller Tire returned to Seller TDCs under Section 1(h) of the Supply Chain Section of this Exhibit
                  A. Notwithstanding the foregoing, if for any line of Seller Tires, Buyer returns to Seller TDCs under Section 1(h) of the Supply Chain Section of this Exhibit A more tires than were shipped to Buyer through Seller TDCs under this Agreement, no subsidy shall be paid on such line, but such excess in returns shall not reduce the subsidy paid for other lines. For the avoidance of doubt, no subsidy shall be paid on Buyer Tires. Seller Tires transshipped through Seller's TDCs pursuant to
                  Section 1(n) of the Supply Chain Section shall not be deemed new sales or returns, and such transshipment(s) shall not result in a subsidy payment or a reduction of subsidy pursuant to this Section 1(m).

                                  SUPPLY CHAIN

1.       DESCRIPTION OF SERVICES

         Seller shall arrange for and Buyer shall accept the following services through SLS, subject to any conditions contained herein:

         a. Except as otherwise provided in Section 2(a) of the Buying Section of this Exhibit A, Products added after the Closing Date by Seller to its distribution system may be added to the Standard Products covered by this Section 1 at Seller's sole discretion.

         b. Delivery of Seller Distributed Standard Products from vendors to Seller's TDCs. Without limiting the generality of the foregoing, Buyer shall be responsible for shipping all Standard Products, other than tires, wheel weights, valves and other products normally not shipped through the TDCs prior to the Closing, directly to NTB Stores from vendors.

         c. Processing through the TDCs of up to 50 new SKUs of Buyer Tires. Buyer's addition of Buyer Tires to Seller's systems, processes and procedures will be in accordance with those currently in place and referenced below. Buyer shall provide all information regarding Buyer Tire SKUs as requested by Seller (including all information required by Seller's CORE system) in a format to be specified by Seller. Seller shall be responsible for the shipment and delivery of Buyer Tires from Buyer's distribution centers to the TDC specified by Seller. Buyer Tires will be delivered to the NTB stores along with the Standard Products being shipped to NTB on the regular frequency of delivery.

         d. Fill Rates on Standard Products by line will be no less than fill rates on Standard Products by line at SAC Stores so long as NTB Store sales do not exceed 110% of historical sales volume by line.

         e. Delivery of Seller Distributed Standard Products and Buyer Tires held at the TDCs to NTB Stores on the current distribution frequency schedule, but in no event less than one delivery per week.

         f. Buyer will provide Seller, on approximately a weekly update basis, a six-month view forecast, a 16-week forecast and a six-week firm forecast of Buyer's usage of services under this
                  Section 1. Failure of Buyer to provide this regular forecast may impact supply, including paragraph 1(d) and paragraph 1(e).

         g. Fulfillment of Buyer's orders will be subject to supply limitations of applicable third-party vendors, provided that products will be filled at the fill rates specified in Section 1(d) above.

         h. Subject to the terms of this Section 1(h), Seller's TDCs will receive Buyer's returns at 75% of current cost for any Seller Distributed Standard Products, including without limitation, NTB Exclusive Tires, returned in sellable condition. Seller will work with the Buyer to pick up this product within two (2) weeks after Buyer advises Seller of Buyer's intent to return this product, provided that the product is ready for pickup when scheduled. Freight charges will be reimbursed by Buyer, provided that Seller will be responsible for freight if Seller wants Seller Distributed Standard Products returned anywhere other than the closest TDC.

         i. Notwithstanding anything to the contrary in Section 1(h), Seller's TDCs will receive Buyer's returns, at 100% of current cost and at Seller's responsibility for freight, of (a) any Seller Distributed Standard Product that Seller discontinues (other than due to a general discontinuation by the third-party manufacturer/vendor which is then governed by subsection (h) above); and (b) any Seller Distributed Standard Product that the third-party manufacturer/vendor will not permit Seller to ship to NTB Stores but that Seller chooses to continue to ship to SAC Stores. In all cases, products that are returned must be in sellable condition.

         j. Buyer shall provide Seller advance notice of Buyer's good faith estimate of the number and SKUs of Seller Distributed Standard Products to be returned pursuant to Section 1(h) or
                  Section 1(i) above or Section 1(n) below at least two weeks prior to the return date, with actual quantities and SKUs to be provided the night before the return date.

         k.       Except as set forth in Section 1(h) or Section 1(i) above or
                  Section 1(n) below and except for products shipped to Buyer in error, Seller will not accept returns from Buyer.

         l. For the avoidance of doubt, Seller shall not accept returns of Buyer Tires, and Buyer shall be responsible for purchasing the entirety of any Buyer Tires that remain in inventory at the TDCs after all of the NTB Stores have been transferred to Buyer's systems.

         m. Attached hereto and incorporated herein by reference are SLS's operating policies and procedures, which policies and procedures shall be followed with respect to any services rendered under this Exhibit. Any and all deviation from such polices and procedures must be mutually agreed upon by the parties and made in writing as an amendment to this Agreement.

         n. During the term of this Agreement, Seller will receive Seller Tires from NTB Stores that have been transferred to Buyer's systems into the Seller TDCs and will ship such Seller Tires in the normal course to NTB Stores not yet transferred from TPOS.

         o. Products governed by the Transition Services provided by Seller to Buyer under this Section 1 are provided solely for the purpose of transition of NTB Stores.

2.       FEES TO SELLER

         - Buyer will pay Seller a distribution charge (including freight expenses) of $3.17 per Unit for the first one million Units shipped through Seller TDCs under this Agreement. After the first one million Units, Buyer will pay $3.50 per Unit shipped through Seller TDCs under this Agreement. A "Unit" is a tire or a standard-size shipping carton shipped outbound to an NTB Store. In order for the foregoing pricing to apply to Buyer Tires, Buyer must ensure full truckloads of Buyer Tires inbound to a TDC. If Buyer does not do so and as a result thereof, Seller incurs additional freight expense, Seller may increase the per-Unit charge set forth above for Buyer Tires.